PHOENIX - EQUITY TRUST

CIK Number 0000034273

Semi-Annual 06-30-07 Filing


Because the electronic format for filing Form NSAR does not provide adequate space for responding to Items 72DD1, 72DD2, 73A1, 73A2,74U1, 74U2, 74V1, and 74V2 correctly, the correct answers are as follows for Series 1-Phoenix Worldwide Strategies
Fund:

72DD1/72DD2-Series 1
Class A 1,242, Class B 31 and Class C 10.

73A1/73A2- Series 1
Class A 0.124, Class B 0.058 and Class C 0.059.

74U1/74U2- Series 1
Class A 9,688, Class B 459, and Class C 167

74V1/74V2- Series 1
Class A $12.15, Class B $11.04, and Class C $11.01